ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

FRIENDLY ENERGY EXPLORATION ENTITY NUMBER: C139-1993

2. The articles have been amended as follows (provide article numbers, if available):

ARTICLE IV; AS ATTACHED.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is: MAJORITY

4. Effective date of filing (optional): 8/2/12
(must not be later than 90 days after the certificate is filed)

5. Officer Signature **(Required)**: **X** [signature]

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
(After Issuance of Stock)
FRIENDLY ENERGY EXPLORATION

I the undersigned, Douglas B. Tallant, President of Friendly Energy Exploration do hereby certify:

That the Board of Directors of said corporation at a meeting duly convened, held on the 2nd day of August, 2010, adopted a resolution to amend the articles as follows:

Article IV, Sectons 4.1, 4.2, 4.3 and 4.3.3(a) are hereby amended to read:

ARTICLE IV – CAPITAL STOCK

4.1 The total number of shares that may be issued by the Corporation and that the Corporation will be authorized to issue shall be Five Hundred Thirty Million (530,000,000) with a stated par value of $0.001 per share as hereinafter set forth. A description of the classes of shares and a statement of the number of shares in each class and the relative rights, voting power, and preferences granted and the restrictions imposed upon the shares of each class are as follows:

4.2 Common Stock. The total number of shares of Common Stock this Corporation shall have the authority to issue is Five Hundred Million (500,000,000) with a stated par value of $0.001 per share. Each share of Common Stock shall have, for all purposes one (1) vote per share. Subject to the preferences applicable to Preferred Stock outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore. In accordance with the Nevada Revised Statutes, a shareholder meeting may be held by the holders of Common Stock and Preferred Shares issued and outstanding having a cumulative vote of more than 50% to vote upon the election of directors or upon any other matter as to which approval of shareholders is required or requested.

4.3 Class A Preferred Shares. The total number of shares of Class A Preferred Shares this Corporation shall have the authority to issue is Twenty Million (20,000,000), with a stated par value of $0.001 per share. The designations, powers, preferences, rights and restrictions granted or imposed upon the Class A Preferred Shares and holders thereof are as follows:

4.3.3 Voting Rights.

(a) VOTING. With respect to each matter submitted to a vote of stockholders of the Corporation, each holder of Class A Preferred Shares shall be entitled to cast that number of votes which is equivalent to the number of shares of Class A Preferred Shares owned by such holder times twenty-

five (25). The Company shall not, without the affirmative vote or written consent of the holders of at least a majority of the outstanding Class A Preferred Shares (i) authorize or create any additional class or series of stock ranking prior to or on a parity with the Class A Preferred Shares as to the dividends or the distribution of assets upon liquidation, or (ii) change any of the rights, privileges or preferences of the Class A Preferred Shares.

The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 100%; that the said change(s) and amendments have been consented to and approved by a majority vote of the stockholders.

Douglas B. Tallant, President

STATE OF CALIFORNIA)
) ss.
COUNTY OF SAN DIEGO)

On August 2nd 2012, before me personally appeared Douglas B. Tallant personally known to me to be the persons whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their authorized capacities, and that by their signature on the instrument the persons, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

JAMES POMARES
Commission No. 1952668
NOTARY PUBLIC - CALIFORNIA
SAN DIEGO COUNTY
Commission Expires September 17, 2015

Signature of Notary Public